Exhibit 10(z)(z)

                        AGREEMENT FOR CONSULTING SERVICES

        This Agreement is made and entered into this 25th day of January, 1999, between FRANK A. FARMER, JR. (hereinafter referred to as "Consultant"), and ROANOKE GAS COMPANY (hereinafter referred to as "Company"), pursuant to authorization by the Company's Board of Directors (hereinafter referred to as "Board"), to become effective February 1, 1999.

                                  Introductory

        Consultant previously has served the Company as its chief executive for over seven years and the gas industry for approximately thirty-five years. As a result of this experience, Consultant has acquired familiarity with and expertise in every phase of the Company's business, including those engaged in by its various divisions and subsidiaries. Furthermore, as a result of Consultant's activities in regional and national industry organizations, Consultant is extremely knowledgeable in the areas of short-, medium- and long-term industry technological and economic developments and trends. Company therefore desires to retain for itself the availability of Consultant's knowledge and experience. It is therefore agreed between Company and Consultant as follows:

        1. TERM: Consultant's term of engagement under this Agreement shall commence on February 1, 1999, and terminate on January 31, 2000.

        2. POSITION, AUTHORITY, AND DUTIES: It is contemplated that during the term of this Agreement, Consultant shall have and exercise such authority and discharge such duties and responsibilities in connection with the business of the Company as may be assigned to him by the Board or the Company's CEO.

        3. TIME TO BE DEVOTED TO COMPANY'S ACTIVITIES: Consultant agrees to devote such time to Company's business as may be reasonably required to carry out the duties and responsibilities assigned to him by the Board or the Company's CEO.

         4. PROVISION OF SUPPORT FACILITIES AND SERVICES AND REIMBURSEMENT OF BUSINESS-RELATED EXPENSES:

        Company will furnish Consultant office space and secretarial assistance, a Company- owned vehicle, and will reimburse Consultant for business-related expenses associated with the services rendered under this Agreement and specifically will reimburse Consultant for business-related expenses associated with his serving as immediate past president on the American Gas Association's
(AGA) Small Company Council. Company will also pay the dues and expenses related to Consultant's continued participation in local clubs and industry organizations and activities.

          5. COMPENSATION AND LIFE AND HEALTH INSURANCE  BENEFITS:

        Company will pay the Consultant as compensation for his performance of specifically assigned duties at an hourly rate of $70.00, payable monthly. Consultant will receive this compensation for specified assigned services in addition to the normal fees for serving as a member of the Board of Directors. Services performed while acting as a member of the AGA Small Company Council shall not be considered billable hours for compensation by the Company.

        6. CONFLICT OF INTEREST: During the term of this Agreement, Consultant will not accept engagements for compensation by any party that is in competition or could reasonably expect to be in competition with the Company. Consultant will further be bound by the provision of his NonCompete Agreement as executed on September 6, 1995 during his employment prior to retirement.

        7. CONSULTANT NOT TO BE EMPLOYEE: Notwithstanding any of the provisions of this Agreement, Consultant has retired as an employed officer of the Company as of January 31, 1998, and thereupon assumed the status of a retired employee for the purposes of Company's life and accidental death and dismemberment insurance, and Company's retirement, group health, disability and other Company plan.

        8. TERMINATION: This Agreement shall terminate upon the earlier to occur of death of Consultant or the 31st of January, 2000.

        This Agreement and all compensation due Consultant shall further terminate upon the first to occur of the following: (i) the disability of the Consultant which renders him unable to provide services as contemplated hereunder; (ii) just cause.

        9. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon the heirs, legatees, executors and administrators of Consultant, and upon the successors and assigns (including any person or entity that acquires assets of the Company having a value in excess of fifty percent (50%) of the total value of Company's assets) of Company.

        Executed by direction of the Board of Directors this 25th day of January 1999, to be effective February 1, 2000.


                                    By:s/Frank A. Farmer, Jr. (SEAL)
                                       ----------------------------------
                                                 Consultant


                                    By:s/John B. Williamson, III (SEAL)
                                       ----------------------------------
                                                 Company


ATTEST:


s/Roger L. Baumgardner
-------------------------------
             Secretary